Exhibit 10.49

Ocular Therapeutix, Inc.

15 Crosby Drive

Bedford, MA 01730

March 1, 2025

Jeffrey Heier, MD

Ocular Therapeutix, Inc.

RE:First Amendment to Employment Agreement

Dear Jeff,

This letter agreement (the “First Amendment”) amends that certain Employment Agreement, dated as of February 21, 2024 (the “Employment Agreement”) by and between you and Ocular Therapeutix, Inc. (the “Company”).

1.Section 1(b) of the Employment Agreement shall be amended to reflect your current status as a full-time employee.  Accordingly, by this First Amendment, Section 1(b) of the Employment Agreement shall be deleted and replaced with the following:

“(b)Devotion of Duties; Representations.  Executive will be employed to serve on a full-time basis (minimum of 40 hours per week, other than vacation). Executive agrees to devote Executive’s best efforts and business time and energies to the business and affairs of the Company and shall endeavor to perform the duties and services contemplated hereunder to the reasonable satisfaction of the Company.  During the Term of Executive’s employment with the Company, Executive shall not engage in any other employment, consulting or other outside activities except as follows: (i) Executive may continue to work at Ophthalmic Consultants of Boston as a staff physican; and (ii) in the case of consultancies or other non-employment, non-consulting outside activities, provided that such activity (A) would not (x) be in violation of any provision of this Agreement or other agreement between Executive and the Company, (y) interfere with the performance of Executive’s duties for the Company, or (z) present a conflict of interest with the Company’s business interests and (B) has been disclosed to the Company (including the Company’s CEO) in writing (subject to any applicable confidentiality restrictions, which restrictions shall not prevent Executive from providing the Company the name and address of any individual corporation, association or other entity or organization for whom such consultanty or other non-employment outside activity is undertaken and the name or title of Executive’s business relationship or position with such entity), Executive may consult for clients on projects not involving (1) any tyrosine kinase inhibitor, and/or (2) any travoprost formulation or otherwise undertake outside activities that are not employment or other consultantancies. Executive’s normal place of work will be remote in Massachusetts, with occasional time in the Company’s office as necessary.  In addition, Executive agrees to travel on any business of the Company as may be required for the performance of Executie’s duties upon reasonable advance notice and subject to scheduling so that Executive is in compliance with his outside commitments.  Executive agrees to abide by the rules, regulations, instructions, peronnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company.”

2. Section 2(b)(ii)(A) of the Employment Agreement shall be deleted and replaced with the following:

“(A)Following the Disability of Executive. “Disability” means that Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company. Such incapacity shall be determined by a physician chosen by the Company and satisfactory to Executive (or Executive’s legal representative) upon examination requested by the Company (to which Executive hereby agrees to submit). Notwithstanding the above, Executive shall not be regarded as having a Disability (I) if Executive is able to perform the essential functions of Executive’s job with or without reasonable accommodation or (II) unless such Disability results in Executive being “Disabled” within the meaning of Section 409A(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the “Code”) and the guidance issued thereunder. (In this Agreement we refer to Section 409A of the Code and any guidance issued thereunder as “Section 409A.”)”

3.Section 2(d)(ii) of the Employment Agreement shall be deleted and replaced with the following:

“(ii)A material adverse change by the Company in Executive’s duties, authority or responsibilities which causes Executive’s position with the Company to become of materially less responsibility or authority than Executive’s position immediately following the date of the First Amendment hereto where such change is not remedied within ten (10) business days after written notice thereof by Executive;”

4.Section 3(a) of the Employment Agreement shall be amended to reflect that your base salary shall be at a rate of $550,000 per year.  This modification to base salary shall be effective as of July 1, 2024.  The Company will provide you a true-up payment to reconcile base salary amounts owed for the period of time between July 1, 2024, and the date of this First Amendment.

5.You agree that any target annual bonus (“Bonus”) you may be eligible for calendar year 2024 pursuant to Section 3(b) of the Employment Agreement shall be prorated based on actual base salary received during calendar year 2024.

6.You acknowledge that, on October 2, 2024, the Company granted you, under the Company’s 2021 Stock Incentive Plan, as amended (the “Plan”), (i) stock options to purchase

200,000 shares of the Company’s common stock (the “Options”) and (ii) a restricted stock unit award with respect to 100,000 shares of the Company’s common stock (the “RSUs”). The Options will vest over four years in equal monthly installments, with 1/48th of the shares underlying the Options vesting on the one-month anniversary of October 1, 2024 (the “Vesting Commencement Date”) and with respect to the balance of the shares underlying the Options in monthly installments thereafter, ending on the fourth anniversary of the Vesting Commencement Date, and will otherwise be subject to the terms and conditions of a stock option agreement and the Plan. The RSUs will vest over three years in equal annual installments, with 1/3rd of the shares underlying the RSUs vesting on the first anniversary of the Vesting Commencement Date and with respect to the balance of the shares underlying the RSUs in annual installments thereafter, ending on the third anniversary of the Vesting Commencement Date, and will otherwise be subject to the terms and conditions of an RSU agreement and the Plan.  For the avoidance of doubt, you will not be eligible for an additional equity award in January or February of 2025.

7.Section 3(d) of the Employment Agreement relating to employee benefits shall be deleted and replaced with the following: “Fringe Benefits. Executive shall be entitled to participate in any employee benefit plans that the Company makes available to its executives (including, without limitation, group life, disability, medical, dental and other insurance, retirement, pension, profit-sharing and similar plans) (collectively, the “Fringe Benefits”). These Fringe Benefits may be discontinued, modified or changed from time to time at the sole discretion of the Company. Where a particular Fringe Benefit is subject to a formal plan (for example, medical or life insurance), eligibility to participate in and receive any particular Fringe Benefit is governed solely by the applicable plan document.”

8.Section 3(e) of the Employment Agreement shall be amended “Reimbursement of Expenses. Executive shall be entitled to reimbursement for all ordinary and reasonable out-of-pocket business expenses that are reasonably incurred by Executive in furtherance of the Company’s business in accordance with its policies for senior executives, subject to Section 4(d)(v). The Company shall either reimburse the Executive for, or pay directly for, legal fees he reasonably incurs in connection with the First Amendment hereto, not to exceed $5,000.”

9.A Section 3(g) shall be added to the Employment Agreement stating the following: “Vacation.  Executive shall be eligible to take up to 20 days of paid vacation during each year of the Term, subject to the accrual described in the following sentence, to be taken at such time or times as shall be mutually convenient and consistent with Executive’s duties and obligations to the Company.  The number of vacation days for which Executive is eligible shall accrue at the rate of 1.67 days per month.  Vacation is at all times subject to the Company’s Time-Off Policy, which the Company may change periodically in its sole discretion.”

10.Sections 4(a)-(c) of the Employment Agreement relating to special termination benefits shall be deleted and replaced with the following:

“4.Severance Compensation

(a)In the event of any termination of Executive’s employment for any reason, the Company shall pay Executive (or Executive’s estate) such portion of

Executive’s base salary as have accrued prior to such termination and have not yet been paid, together with (i) amounts for accrued unused vacation days (as provided above), (ii) any amounts for expense reimbursement which have been properly incurred or the Company has become obligated to pay prior to termination and have not been paid as of the date of such termination and (iii) the amount of any Bonus previously approved by the Board for payment to Executive but not yet paid, which amount shall not include any pro rata portion of any Bonus which would have been earned if such termination had not occurred (the “Accrued Obligations”). Such Accrued Obligations shall be paid as soon as possible after termination, and in any event in accordance with applicable law.

(b)In the event that Executive’s employment hereunder is terminated (i) by Executive for Good Reason or (ii) by the Company without Cause, the Company shall pay to Executive the Accrued Obligations and shall make the severance payments and provide the benefits described below; provided that receipt of any such severance payments and benefits (other than the Accrued Obligations) shall be dependent upon Executive’s execution and, to the extent applicable, non-revocation of a separation and general release of claims agreement in a form to be provided by the Company to Executive in connection with Executive’s termination (which will include, at a minimum, a release of all releasable claims against the Company, non-disparagement and cooperation obligations, a reaffirmation of Executive’s continuing obligations under any existing restrictive covenant agreements, and an agreement not to compete with the Company for twelve (12) months following Executive’s separation from employment on terms that are comparable and no more restrictive than the non-competition obligation in the Restrictive Covenants Agreement (as defined below) (the “Release”)).  The Release must be signed and any applicable revocation period with respect thereto must have expired by the sixtieth (60th) day following Executive’s termination of employment, or such earlier date as determined by the Company. The severance payments and benefits shall be paid or commence, as applicable, on the first payroll period following the date of the Executive’s termination and an effective Release (the “Payment Date”).  Notwithstanding the foregoing, if the 60th day following Executive’s termination occurs in the calendar year following the date on which Executive’s employment terminates, the Payment Date shall be no earlier than January 1 of such subsequent calendar year.

(i)If Executive’s termination occurs prior to or after the period commencing on the date ninety (90) days prior to a Corporate Change and ending twelve (12) months following a Corporate Change (the “Protected Period”), the Company shall continue to pay Executive’s highest base salary for the past two years for twelve (12) months following Executive’s termination of employment  in accordance with the Company’s payroll practice, beginning on the Payment Date; provided, that the first installment will include all amounts that otherwise would have been paid to Executive from the date Executive’s employment terminates through the Payment Date had the Release become effective on the date of termination.  If Executive’s termination of employment occurs during the Protected Period, then, in lieu of the foregoing, the Company shall pay Executive eighteen (18) months of Executive’s base salary in a lump sum on the Payment Date.

(ii)Only if the termination occurs during the Protected Period, then the Company shall pay Executive an amount equal to one and one-half times Executive’s target annual bonus, described in Section 3(b) hereof, for the year in which the termination of employment occurs, which total amount shall be payable in a lump sum on the Payment Date.

(iii)Only if the termination occurs during the Protected Period, one hundred percent (100%) of Executive’s then outstanding unvested time-based equity awards granted by the Company shall vest immediately upon the Payment Date.  For the avoidance of doubt, any equity awards that vest based on the achievement of performance metrics shall be governed by the terms of the applicable award agreement and shall not be entitled to accelerated vesting pursuant to the previous sentence.

(iv)Should Executive timely elect and be eligible to continue receiving group medical coverage pursuant to the law known as COBRA, and so long as the Company can provide such benefit without violating the nondiscrimination requirements of applicable law, the Company will continue to pay the share of the premium for such coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage, as well as any administrative fee, for twelve (12) months following Executive’s termination of employment (or, if the termination occurs during the Protected Period, for eighteen (18) months following such termination of employment), subject to applicable law and the terms of the respective policies; provided that the Company’s obligation to provide the premium payments contemplated herein shall terminate upon Executive’s becoming eligible for coverage under the medical benefits program of a subsequent employer.  The foregoing shall not be construed to extend any period of continuation coverage (e.g., COBRA) required by Federal law.

(c)In the event that Executive’s employment hereunder is terminated (i) by Executive for other than a Good Reason, or (ii) by the Company for Cause, or (iii) as a result of Executive’s death or Disability, then the Company will pay to Executive the Accrued Obligations. The Company shall have no obligation to pay Executive (or Executive’s estate) any other compensation or provide any other benefit(s) following such termination except as provided in Section 4(a).”

11.Section 5 of the Employment Agreement is hereby amended to reflect that the “Commencement Date” shall mean Executive’s first day of employment with the Company.

12.Section 9(a) of the Employment Agreement shall be amended to reflect the Company’s updated notice address:

If to the Company:Ocular Therapeutix, Inc.

15 Crosby Drive

Bedford, MA 01730

USA

Attention: Chief Operating Officer

Telephone: (781) 357-4000

With an email copy to:

VP, Human Resources: hr@ocutx.com

VP, Law Department: law@ocutx.com

In all other respects, the Employment Agreement will remain in full force and effect without modification.

[Remainder of Page Intentionally Left Blank]

Please indicate your agreement to the foregoing by signing below.

Very truly yours,

/s/ Pravin U. Dugel, MD

Pravin U. Dugel, MD

Executive Chair

Accepted and Agreed as of March 1, 2025

/s/ Jefferty Heier, MD

Jeffrey Heier, MD